Exhibit 99.1

Southwest Airlines Introduces the All-New Rapid Rewards Program!

The Enhanced Frequent Flyer Program Features No Blackout Dates and No Seat Restrictions

DALLAS, Jan. 6, 2011 /PRNewswire via COMTEX/ —

Southwest Airlines (NYSE: LUV) today is unveiling the details of the All-New Rapid Rewards program, the carrier’s frequent flyer program, which will officially launch on March 1, 2011. In the enhanced program, Members can redeem their points for every seat, every day, on every flight with absolutely no blackout dates or seat restrictions, and points won’t expire with any earning activity in a 24-month time period. Members will earn points for every dollar spent on Southwest flights. The amount of points earned is based on the fare and fare product purchased, and the same is true for redeeming points. To learn more about the new program, visit: www.newrapidrewards.com. To read a blog post from Southwest’s Senior Director of Customer Loyalty and Partnerships Ryan Green, visit: www.blogsouthwest.com.

“This year we enter our fifth decade of giving Americans the Freedom to fly, and what better way to kick off the year than to introduce a new frequent flyer program that our Customers are going to LUV,” said Southwest’s Chairman, President, and CEO Gary Kelly. “We tailor-made the All-New Rapid Rewards program to meet the needs of today’s traveler, making it faster and easier than ever before to go, see, and do on Southwest Airlines.”

Members with existing credits and Awards in the current program will retain their credits and Awards, which will maintain their value until they are used or expire. Members’ accounts will automatically be transferred to the new program on March 1, 2011; therefore, Members will retain their current Rapid Rewards number, and they don’t need to re-enroll.

NEW PROGRAM HIGHLIGHTS:

•	No blackout dates

•	Every Southwest Airlines seat is a reward seat (no seat restrictions or capacity controls)

•	Points don’t expire as long as Members earn by flying or using a partner once every 24 months

•	Points are based on the purchased fare and fare product

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Rapid Rewards Credit Cardmembers can redeem their points for flights to more than 800 international destinations, stays at more than 70,000 hotels worldwide, and gift cards at more than 45 major retailers.

The new program also features enhanced A-List and Companion Pass programs for the most active Members, and includes a new level of status with A-List Preferred. Members with an active A-List or Companion Pass status on March 1, 2011, will have their status carried over to the new program. A-List Members will also enjoy new benefits, including a 25 percent earning bonus on flights. Additionally, the new A-List Preferred status level will provide all the benefits of A-List status, plus several others, including a 100 percent earning bonus on flights.

Another new feature of the enhanced program allows for Southwest Airlines Rapid Rewards Credit Cardmembers to redeem their points for international flights to more than 800 international destinations, stays at more than 70,000 hotels worldwide (from top resorts to boutique hotels), and gift cards at more than 45 major retailers.

Additionally, in the new program, Rapid Rewards Members will have the ability to purchase points. Points will be offered in blocks of 1,000, with a minimum purchase of 2,000 points.

“We took our award-winning program and made it even better by giving our Members more flexibility and control over how and when they earn and redeem their points,” Kelly said. “We know our Customers are going to appreciate the fact that their points don’t expire and every seat on every flight is a Reward seat.”

The new frequent flyer program has the potential to contribute hundreds of millions in incremental revenue annually for Southwest, net of any associated program costs, to be fully realized over the next several years. The Company does not currently expect to change its frequent flyer accounting methodology as a result of the new program.

About Southwest Airlines

After nearly 40 years of service, Southwest Airlines continues to differentiate itself from other low fare carriers—offering a reliable product with exemplary Customer Service. Southwest Airlines is the nation’s largest carrier in terms of originating domestic passengers boarded, now serving 69 cities in 35 states with service to Charleston and Greenville-Spartanburg beginning March 13, 2011, and service to Newark Liberty International beginning March 27, 2011. Southwest also is one of the most honored airlines in the world known for its commitment to the triple bottom line of Performance, People, and Planet. To read more about how Southwest Airlines is doing its part to be a good citizen, visit southwest.com/cares to read the Southwest Airlines One Report(TM). Based in Dallas, Southwest currently operates more than 3,100 flights a day and has nearly 35,000 Employees systemwide.

www.southwest.com

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Specific forward-looking statements include statements about Southwest’s new Rapid Rewards program and Southwest’s expectations with respect to such program, including without limitation the expected financial benefits of the program and the benefits of the program to Southwest customers. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions, and strategies for the future and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in customer behavior and the impact of the economy on demand for air travel; (ii) the impact of fuel prices and economic conditions on Southwest’s business plans and strategies; (iii) actions of competitors, including without limitation pricing, scheduling, and capacity decisions, and consolidation and alliance activities; and (iv) the impact of governmental regulations on Southwest’s operations.

SOURCE Southwest Airlines